Exhibit 10.2

Irrevocable Undertaking Agreement for the launch and acceptance of the takeover bid for the shares of Saeta Yield, S.A.

BETWEEN
TERP Spanish HoldCo, S.L.
As the Bidder

AND

MUTUACTIVOS, S.A.U., S.G.I.I.C.

In Madrid, on 6 February 2018

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TABLE OF CONTENTS
BETWEEN4
WHEREAS4
CLAUSES5
1.LAUNCHING OF THE OFFER    5
1.1Commitment to launch the Offer    5
1.2The terms of the Offer    5
1.3Announcement and filing for authorisation    6
1.4Withdrawal of the Offer    7
1.5Amendments to the Offer Terms and Conditions    7
2.THE SELLING SHAREHOLDER’S COMMITMENTS    7
2.1Acceptance of the Offer    7
2.2Voting    7
2.3Standstill    8
2.4Related-party transactions    8
3.REPRESENTATIONS AND WARRANTIES    8
3.1Representations and warranties from the Bidder    8
3.2Representations and warranties from the Selling Shareholder    9
4.BREACH    9
5.DURATION    10
6.EARLY TERMINATION OF THE AGREEMENT    10
7.ANNOUNCEMENTS    10
8.MISCELLANEOUS    11
8.1No assignment    11
8.2Amendments    11
8.3Severability    11
8.4Entire Agreement    11
8.5Counterparts    11
8.6Waiver    11
8.7Costs    11
8.8Notices    11
8.9Governing law    12
8.10Jurisdiction    12

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BETWEEN
On the one hand,
I.“TERP Spanish HoldCo, S.L.”, a company incorporated and validly existing under the laws of Spain, with registered office at 21 calle Serrano, Madrid, 28001, registered at the Commercial Registry of Madrid at book 35,995, volume 9, section 8, sheet M-646,732, entry 1 and provided with tax identification number B87827648 (the “Bidder”), duly represented by Mr Alfredo Zamarriego Fernández and Mr Ricardo Arias Sainz, in their capacity as Joint and Several Directors of the Bidder, pursuant to the notarial deed executed on 30 January 2018 before the notary public of Madrid Mr Francisco Miras Ortiz, with number 301 of his protocol;
And, on the other hand,
II.“MUTUACTIVOS, S.A.U., S.G.I.I.C.”, a company incorporated and validly existing under the laws of Spain, with registered office at Paseo de la Castellana, 33 registered with the Commercial Registry of Madrid at book 3,256 (tomo), and sheet (hoja) M-55,390 and with the Registry of Collective Investment Schemes Managers at the Spanish National Securities Market Commission, and provided with tax identification number A78015203 (the “Selling Shareholder”), duly represented on a joint basis by (i) Mr Ángel Fresnillo Salcedo, in his capacity as representative of the Selling Shareholder pursuant to the notarial deed executed on 3 May 2015 before the notary public of Madrid Mr José Miguel García Lombardia, with number 893 of his protocol, and (ii) and Mr Pedro Pablo García García, in his capacity as representative of the Selling Shareholder pursuant to the notarial deed executed on 2 July 2012 before the notary public of Madrid Mr José Miguel García Lombardia, with number 2,880 of his protocol.
The Bidder and the Selling Shareholder shall be hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS

I.
Saeta Yield, S.A. is a Spanish corporation (sociedad anónima) with registered office at Avenida de Burgos, 16D, Madrid, 28036, holding Tax Identification Number (NIF) A-85699221, and registered with the Commercial Registry of Madrid at Volume (Tomo) 26,842, Page (Folio) 14 and Sheet (Hoja) M-483,710 (the “Target” or the “Company”), whose issued share capital amounts to EUR 81,576,928.00 and is represented by 81,576,928 ordinary shares, of EUR 1.00 par value each, fully subscribed and paid-up, all of which are of the same class and pertain to the same series and are represented by book entries (the “Shares”). All the Shares are listed on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges and traded through the Automated Quotation System of such Stock Exchanges (Sistema de Interconexión Bursátil).

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II.
As of the date hereof, the Selling Shareholder represents funds, SICAVs and managed portfolios identified in Annex 1 hereto, which collectively own 1,430,726 Shares in the Company representing 1.754% of the Company’s total share capital (the “Selling Shareholder’s Shares”). Notwithstanding, should the Selling Shareholder acquire, receive by any means or be entitled to any other Shares during the course of the Offer, as defined in the following paragraph, the Selling Shareholder’s Shares will also encompass such other Shares.

III.
The Bidder has agreed to launch a voluntary takeover bid in relation with the total share capital of the Company (the “Offer”), through which the Bidder wishes to acquire the Selling Shareholder’s Shares, and the Selling Shareholder has agreed to irrevocably accept the Offer and tender the Selling Shareholder’s Shares under the Offer pursuant to the terms and conditions set out herein.

IV.	In view of the foregoing, the Parties have agreed to enter into this irrevocable undertaking agreement for the launch and acceptance of the Offer (the “Agreement”) in accordance with the following
CLAUSES

1.	LAUNCHING OF THE OFFER

1.1	Commitment to launch the Offer
The Bidder has taken the decision to launch the Offer, subject to certain conditions, and undertakes to do so by filing the necessary documentation with the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores) (the “CNMV”) for the purposes of obtaining its approval of the relevant offer document (folleto explicativo) (the “Offer Document”) and the Offer, in accordance with the terms and conditions of this Agreement.

1.2	The terms of the Offer
The Offer will be on the following terms and conditions (the “Offer Terms and Conditions”):

(i)	the Offer shall be launched at a price of EUR 12.20 per Share, to be paid fully in cash (the “Offer Price”);

(ii)	the shareholders of the Company shall be granted a term of 15 calendar days to accept the Offer (the “Acceptance Period”); and

(iii)	the Offer shall only be conditional upon:

(a)	the Bidder obtaining merger control clearance from the European Commission (in so far as legally required); and

(b)	the Offer being irrevocably accepted by shareholders of the Target representing no less than 48.222% of the Company’s voting share capital.
The conditions described under Clauses 1.2(iii)(a) and 1.2(iii)(b) will be collectively referred throughout this Agreement as the “Offer Conditions”.
If the European Commission and/or any other applicable antitrust authority requests, requires or imposes any condition, obligation, undertaking and/or remedy (each, a “Commitment”) to the Bidder in order to approve the acquisition by the Bidder of a controlling stake in the Company, the Bidder shall offer, accept and agree to any such Commitment (which shall not include, without

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the prior written consent of the Selling Shareholder, any amendment to the Offer Terms and Conditions) as may be necessary to obtain such approval, provided that the Bidder shall be under no obligation to offer, accept or agree to any Commitment that requires any action to be taken by any person other than TerraForm Power Inc. and/or its subsidiaries (including, for the avoidance of doubt, the Target and its subsidiaries). The Bidder undertakes that, between the date hereof and the satisfaction of the Offer Condition in Clause 1.2(iii)(a) above, neither it nor TerraForm Power Inc. nor any subsidiary of TerraForm Power Inc. shall take any action which is reasonably likely to preclude or hinder the satisfaction of the Offer Condition in Clause 1.2(iii)(a) above, including (without limitation) any corporate and/or M&A transaction.
The Offer Price has been determined on the basis of the Target not making any distribution of dividends, reserves, premium or any other equivalent form of equity or related shareholding distribution or equity remuneration of any kind to its shareholders prior to the settlement of the Offer other than quarterly dividends in line with the Company’s dividend policy as currently publicised.
For this purpose, dividends up to the following maximum amounts shall be considered as being in line with the Company’s dividend policy:

(w)	if the settlement of the Offer takes place before 25 May 2018, one or more dividends can be paid, as from the date hereof, up to a maximum aggregated amount of EUR 0.1967 per share;

(x)
if the settlement of the Offer takes place on or after 25 May 2018 and before 24 August 2018, one or more dividends can be paid, as from the date hereof, up to a maximum aggregated amount of EUR 0.3967 per share;

(y)
if the settlement of the Offer takes place on or after 24 August 2018 and before 23 November 2018, one or more dividends can be paid, as from the date hereof, up to a maximum aggregated amount a maximum of EUR 0.6017 per share; and

(z)
if the settlement of the Offer takes place on or after 23 November 2018 and before 22 February 2019, one or more dividends can be paid, as from the date hereof, up to a maximum aggregated amount of EUR 0.8067 per share, provided, in all cases, that the ex-dividend date of the corresponding dividend(s) takes place on or before the settlement of the Offer.
If the settlement of the Offer were to take place on or after 22 February 2019, the above-mentioned maximum aggregated amount increases on a quarterly basis by EUR 0.205 per share and the reference date for the settlement of the Offer is the Friday falling on the penultimate week of May, August, November or February, as applicable.
Consequently, should the Target carry out before the settlement of the Offer any equity distribution or remuneration to the shareholders other than quarterly dividends in line with the Company’s dividend policy as currently publicised, or any distribution of quarterly dividends in excess of the abovementioned amounts per share (each, an “Excess Distribution”), the Bidder may, in accordance with article 33 of Spanish Royal Decree 1066/2007, of July 27 (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores) (the “Takeover Regulations”), either: (a) withdraw the Offer if, in the Bidder’s opinion, the

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Excess Distribution prevents it from maintaining the Offer and the Bidder obtains prior approval from the CNMV; or (b) maintain the Offer and adjust the Offer Price by an amount equivalent to the gross amount per share received, or to the gross amount per share received in excess of the abovementioned amounts, as applicable, due to said Excess Distribution, inasmuch as the potential reduction of the consideration does not exceed what is deemed necessary to maintain the financial equivalence with the consideration previously offered, and the Bidder obtains the prior authorization from the CNMV.

1.3	Announcement and filing for authorisation
The Bidder shall make the relevant public announcement of the Offer referred to in article 16 of the Takeover Regulations no later than 5 business days after the execution of the Agreement.
For the purposes of this Agreement, a “business day” shall be deemed any day of the week, except for Saturdays, Sundays or any banking holiday in Madrid.
The Bidder undertakes to file with the CNMV the request for authorisation of the Offer in accordance with the provisions of the Takeover Regulations in terms of content, procedure and timing (the “Request for Authorisation”), which will include the Offer Document. Subject to the Offer Terms and Conditions and Clause 1.5 below, the terms and conditions of the Offer and the final content of the Offer Document will be in such form as the Bidder considers desirable or necessary in order to obtain the authorisation of the Offer by the CNMV.
The Bidder shall file with the CNMV any ancillary documents required pursuant to article 20 of the Takeover Regulations.

1.4	Withdrawal of the Offer
The Bidder may, at its sole discretion, withdraw the Offer only (a) if and when any of the Offer Conditions is not met, or (b) pursuant to article 33.1 of the Takeover Regulations.
In any such event, this Agreement will terminate in accordance with Clause 6.

1.5	Amendments to the Offer Terms and Conditions
Subject to the Offer Terms and Conditions, the Bidder shall be entitled to extend the acceptance period of the Offer or to modify the Offer and the Offer Document whenever deemed necessary to obtain the authorisation of the Offer and/or to achieve its success.
Should the Bidder decide to increase the Offer Price, the Selling Shareholder will be entitled to benefit from such price increase and will receive, for each of the Selling Shareholder’s Shares, the new Offer Price.

2.	THE SELLING SHAREHOLDER’S COMMITMENTS

2.1	Acceptance of the Offer
The Selling Shareholder hereby irrevocably and unconditionally undertakes to accept the Offer with all of the Selling Shareholder’s Shares, under the Offer Terms and Conditions -as amended in accordance herewith, as the case may be- within the first 5 business days of the Acceptance Period and further undertakes not to revoke such acceptance, except where:

(i)	the Bidder decides to withdraw the Offer, in accordance with Clause 1.4; or

(ii)	the CNMV does not authorise the Offer.

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Save for the provisions in Clause 8, which shall remain in force, if any of the scenarios described in (i) and (ii) above takes place, the Selling Shareholder shall be entitled to freely transact with the Selling Shareholder’s Shares in any way without any obligation or liability vis-à-vis the Bidder. Under no circumstances other than those specified in this paragraph may the Selling Shareholder accept any third-party offer in relation to any or all Selling Shareholder’s Shares.

2.2	Voting
From the date this Agreement is entered into until the settlement of the Offer —except where this Agreement is terminated pursuant to Clause 6 below—, the Selling Shareholder undertakes, to the extent legally possible, to exercise the voting rights attached to the Selling Shareholder’s Shares against resolutions which, if passed, (i) might reasonably result in the Offer Conditions not being fulfilled or which might reasonably impede or frustrate the Offer in any way, or (ii) will result in any Excess Distribution.

2.3	Standstill
For the term of this Agreement, the Selling Shareholder undertakes not to, nor to cause any related person in accordance with the Takeover Regulations to, transact with any Shares of the Company.
In particular, the Selling Shareholder, shall not, nor cause any related person to, subscribe for, purchase, sell, transfer, swap or otherwise acquire or dispose of any Shares, financial instruments having the Shares as underlying asset or rights attached to the Shares, or the voting or economic rights attached to them, nor create any charges, pledges, liens, encumbrances or in any way purchase, subscribe for or grant any right over Shares or the voting or economic rights attached to them.

2.4	Related-party transactions
For the term of this Agreement, neither the Selling Shareholder, nor any party related to it in accordance with applicable law, may enter into, amend or terminate any agreement with the Company or any company of its group of companies.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and warranties from the Bidder
The Bidder represents and warrants to the Selling Shareholder that:

(i)
The Bidder is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full corporate power to carry out its object (including the capacity to dispose of and encumber its assets) as conducted as at the date of this Agreement; and to be party to the contracts and perform the obligations deriving from them.

(ii)
The Bidder has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licenses and authorizations required to enter into and perform its obligations under this Agreement.

(iii)
This Agreement is not contrary to or does not entail a breach of any of the corporate documents of the Bidder, nor is it contrary to any laws or regulations in its jurisdiction or of any order, decree or judgment of any court or any governmental or regulatory authority.

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(iv)
The Bidder is neither insolvent or bankrupt under the laws of its jurisdiction of incorporation, nor unable to pay its debts as they fall due or is held liable due to its inability to pay any debt. The Bidder is not party to any proceeding against it in connection with arrangements with creditors, nor is it subject to any winding up, bankruptcy or insolvency proceeding or are there reasons to believe such proceedings may be initiated against the Bidder in the future.

(v)
Each of the above representations and warranties is true and accurate at the date hereof and shall remain true and accurate and not misleading on the settlement date of the Offer as if repeated immediately before the settlement of the Offer

3.2	Representations and warranties from the Selling Shareholder
The Selling Shareholder represents and warrants that:

(i)
It is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full corporate power to carry out its object (including the capacity to dispose of and encumber its assets) as conducted as at the date of this Agreement; and to be party to the contracts and perform the obligations deriving from them.

(ii)
It has obtained all internal corporate authorisations, and there are no governmental, statutory or regulatory consents or authorizations, in each case, required to enter into and perform its obligations under this Agreement.

(iii)
This Agreement is not contrary to or does not entail a breach of any of the corporate documents of the Selling Shareholder, nor is it contrary to any laws or regulations in its jurisdiction or of any order, decree or judgment of any court or any governmental or regulatory authority, in each case which are applicable to it.

(iv)
It is the legal representative of the sole legal and beneficial owners of each of the Selling Shareholder’s Shares. The Selling Shareholder’s Shares are free from all liens, encumbrances and third party rights and include all the voting and other rights attached thereto, as evidenced by the ownership certificate(s) attached hereto.

(v)	It is entitled to dispose, sell and transfer the Selling Shareholder’s Shares on the terms and conditions herein described.

(vi)
It is neither insolvent nor bankrupt under the laws of its jurisdiction of incorporation, nor unable to pay its debts as they fall due or were held liable due to their inability to pay any debt. It is not party to any proceeding in connection with arrangements with creditors nor is it subject to any winding up, bankruptcy or insolvency proceeding or has reasons to believe such proceedings may be initiated it in the future.

(vii)
Each of the above representations and warranties is true and accurate at the date hereof and shall remain true and accurate and not misleading on the settlement date of the Offer as if repeated immediately before the settlement of the Offer.

4.	BREACH
The breach by either Party of this Agreement will entitle the other Party to claim against the breaching Party either (i) the specific performance of the breached undertaking(s), or (ii) in the

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event of a material breach of the Agreement, the termination of the Agreement; in both cases, together with a compensation for damages.
The non-breaching Party shall notify the breach to the other Party and the request for specific performance or termination of the Agreement, as described in the preceding paragraph, in accordance with the notification procedure set out in Clause 8.8 below.
For the avoidance of doubt, none of the Parties shall be liable for any indirect, consequential or reputational damages or loss of profits.

5.	DURATION
This Agreement will be in force from the date hereof until the settlement of the Offer, unless terminated earlier in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, Clauses 4 and 8 shall remain in full force and effect after the settlement of the Offer.

6.	EARLY TERMINATION OF THE AGREEMENT
This Agreement may only be terminated as follows:

(i)	by one Party giving notice to the other Party if the CNMV does not authorise the Offer and the Bidder decides not to request again such authorisation;

(ii)	by the Bidder upon withdrawing the Offer pursuant to Clause 1.4, without prejudice to any of its rights under Clause 4; or

(iii)	by the non-breaching Party giving notice to the other Party if this Agreement has been materially breached, pursuant to Clause 4
Unless terminated earlier, this Agreement will expire if and when the Bidder has launched the Offer and the Selling Shareholder has accepted the Offer and tendered the Selling Shareholder’s Shares to the Bidder, in each case pursuant to the terms herein, and no other obligation of any Party hereunder remains outstanding.
The expiry or termination of this Agreement will be without prejudice to the provisions in Clauses 4 and 8, which shall remain in force, and to the accrued rights and obligations of the Parties hereunder on and prior thereto, including as to the consequences set out for each of the events triggering the termination throughout this Agreement.

7.	ANNOUNCEMENTS
The Selling Shareholder agrees to the public announcement referred to in Clause 1.3 incorporating references to the Selling Shareholder and to this Agreement in the terms set out in the Takeover Regulations.
Other than the above-referred public announcement, the Request for Authorisation, and the press release and investor presentations to be made by the Bidder, neither Party (nor any of their respective affiliates) shall make any announcement or disclosure or issue any circular in connection with the possibility, existence, subject matter, content, terms and conditions or Parties to this Agreement or the Offer without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed).
The restriction in this Clause 7 shall not apply to the extent that the announcement or circular is required by any applicable law or regulation, by any stock exchange or any regulatory or other

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supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the Party making the announcement or issuing the circular shall, to the extent feasible and legally permitted, use its reasonable efforts to consult with the other Party in advance as to its form, content and timing.
In any event, the Parties acknowledge and agree that they are obliged not to and shall therefore, under no circumstance, make any announcement or disclosure in connection with this Agreement to any third party (including, for the avoidance of doubt, any stock exchange or any other regulatory or supervisory body or authority) before the Bidder publishes the announcement of the Offer as per Clause 1.3.

8.	MISCELLANEOUS

8.1	No assignment
Neither Party may without the prior unanimous written consent of the other Party assign its rights and obligations deriving from this Agreement to any other person, nor may it, without the prior written consent of the other Party, assign, grant any security interest over, or otherwise transfer the benefit of the whole or any part of this Agreement.

8.2	Amendments
No amendment to this Agreement will be valid unless made in writing and signed by both Parties.

8.3	Severability
If any provision of this Agreement is declared void, invalid or unenforceable by a competent court or authority, this Agreement will remain in force except for that part declared void, invalid or unenforceable. The Parties will consult each other and use their best efforts to agree upon a valid and enforceable provision as a reasonable substitute for the void, invalid or unenforceable provision in accordance with the spirit of this Agreement.

8.4	Entire Agreement
This Agreement constitutes the entire agreement between the Parties in relation to the launch and acceptance of the Offer and replaces any other prior agreement, whether oral or in writing, regarding the same matter.

8.5	Counterparts
This Agreement may be signed in one or more counterparts, each of which will be an original and complete Agreement.

8.6	Waiver
Expect for the situations described in Clause 6, any failure or delay to exercise a right, power or privilege provided in this Agreement will not in itself amount to a waiver thereof and the individual or partial exercise of these rights, powers or privileges will not constitute a waiver to exercise the right, power or privilege in the future.

8.7	Costs
Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement.

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8.8	Notices
The notice between the Parties in connection to this Agreement shall be made in writing and in English to the following addresses or e-mails:
If sent to the Bidder:

Addressee:	Ms Emmanuelle Rouchel
Address:	99 Bishopsgate, London, EC2M 3XD
E-mail:	###@brookfield.com

Addressee:	Mr Ricardo Arias
Address:	21 calle Serrano, 2nd floor, 28001, Madrid, Spain
E-mail:	####@brookfield.com
With a copy to:

Addressee:	Mr Rafael Núñez-Lagos / Mr Alfonso Ventoso
Address:	C/ Príncipe de Vergara, 187, 28002, Madrid, Spain
E-mail:	###@uria.com / ####@uria.com
If sent to the Selling Shareholder:

Addressees:	Mr. Angel Fresnillo Salcedo
Address:	Paseo de la Castellana, 33, Edificio Fortuny, 28010, Madrid, Spain
E-mail:	###@mutuactivos.com
With a copy to:

Addressee:	Mr. José Ángel Fuentes Berna
Address:	Paseo de la Castellana, 33, Edificio Fortuny, 28010, Madrid, Spain
E-mail:	###@mutuactivos.com
Any correspondence sent to the above addresses will be deemed to have been received by the addressee (unless the addressee had previously informed the sender of a change of address by notice in accordance with this Clause), provided that they evidence receipt by the addressee.

8.9	Governing law
This Agreement shall be governed by the common Laws of the Kingdom of Spain (legislación común española).

8.10	Jurisdiction

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The Parties, waiving their right to any other jurisdiction, irrevocably submit to the courts of the city of Madrid (Spain) for the resolution of any dispute, claim or controversy arising from or relating to this Agreement, including any question with respect to its existence, validity, termination, nullification or effectiveness.

As an expression of their consent, the Parties initial each page and sign at the end of the 2 counterparts in which this Agreement is formalised in the place and on the date indicated in its heading.

TERP Spanish HoldCo S.L. By: /s/ Alfredo Zamarriego Fernández Mr Alfredo Zamarriego Fernández	By: /s/ Ricardo Arias Sainz Mr Ricardo Arias Sainz

MUTUACTIVOS, S.A.U., S.G.I.I.C. By: /s/ Angel Fresnillo Salcedo Mr Angel Fresnillo Salcedo	MUTUACTIVOS, S.A.U., S.G.I.I.C. By: /s/ Pedro Pablo García García Mr Pedro Pablo García García

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ANNEX 1
LIST OF FUNDS, SICAVS AND MANAGED PORTFOLIOS REPRESENTED BY THE SELLING SHAREHOLDER

Portfolio	ISIN	Spanish tax identification number	Target Company’s Shares
Mutuafondo Unnefar F.I.	ES0165184005	V-87426110	2,553
Mutuafondo Crecimiento F.I.	ES0175808007	V-86995288	62,155
Mutuafondo Fortaleza F.I.	ES0165145006	V-86995503	8,257
Mutuafondo España F.I.	ES0165144009	V-58644128	375,768
Mutuafondo Estrategia Global F.I.L.	ES0165112006	V-85852523	125,838
Mutuafondo Dividendo F.I.	ES0175809005	V-87256251	567,084
Mutuafondo Valores F.I.	ES0165241037	V-82112533	209,328
Arizcun, Sicav, S.A.	ES0110226034	A-78935509	4,335

Portfolio	Reg. no. with Pension Fund Regulator (DGSFP)	Spanish tax identification number	Target Company’s Shares
Fondomutua F.P.	F0984	V-83477349	18,037
Fondauto F.P.	F0232	V-79513032	46,518
Fondomutua Empleo Moderado F.P.	F1370	V-84671833	7,261
Fondomutua Empleo Dinámico F.P.	F1373	V-84671908	3,592

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